Exhibit 99.1

The Medfinders Transaction

Frequently Asked Questions

1.	Remind me of the key benefits of the acquisition of Medfinders and how this fits with the strategic plan for AMN Healthcare.

a.	Medfinders is the leading clinical managed services provider (MSP) for hospitals in the United States which will significantly bolster both companies’ ability to provide support to our combined clients. The combination will also provide AMN Healthcare with an expanded platform to meet the growing demand for more efficient delivery of services for temporary labor.

b.	By combining with another leading company, AMN Healthcare will be able to share, implement and leverage best practices across the combined organization to provide more cost effective and robust workforce management solutions as demand for such services increases.

c.	We make important progress in our goal of diversifying the organization into adjacent business areas with the addition of Medfinders’ home health capabilities. This also helps to provide a more stable platform with excellent growth potential while leveraging our core competencies.

2.	What were Medfinders revenues by business segment in 2008 and 2009?

a.	Medfinders revenues for 2009 totaled $303 million. Nurse and Allied staffing and managed services programs revenues totaled $203 million, Physician Staffing revenues totaled $33 million and Home Health services revenues totaled $65 million. Other revenues of $1.5 million were earned on franchise fees.

b.	Revenue in 2008 was $365 million. Nurse and Allied staffing and managed services programs revenues totaled $265 million, Physician Staffing revenues totaled $31 million and Home Health services revenues totaled $67 million. Other revenues of $1.5 million were earned on franchise fees.

3.	We know that Medfinders has its own local and travel staffing capabilities, but how much did they subcontract out in 2009?

a.	Medfinders does have an excellent team and infrastructure providing Local, Allied and Travel Nurse Staffing; however, with their historical attention on the local segment, the Travel Nurse Staffing business has not been able to meet all of their client demand. Therefore, they subcontracted out to other suppliers approximately $90 million of business in 2009 through their managed services programs.

4.	You indicated that synergies were projected to be greater than $10 million. When do you expect to see the benefit of those synergies and how much are actual reductions in the combined cost structure?

a.	We are projecting more than $10 million in synergies that we expect to be fully realized on a run-rate basis by the fourth quarter of 2011.

b.	Over 80% of the expected synergies are cost synergies.

5.	If you are expecting cost synergies in excess of $8 million, how does this compare with Medfinders SG&A?

a.	Medfinders SG&A for 2009 and 2008, excluding depreciation and amortization and excluding $68.2 million of impairment charges in 2008, totaled $76.3 million and $83.3 million, respectively.

b.	Medfinders SG&A expenses in 2009 contained costs such as management fees paid to shareholders, debt refinancing, stock based compensation, settlement costs and severance of approximately $3.5 million that will not continue after the transaction and are not part of the synergy assumption.

6.	What Gross Margin did Medfinders experience in 2009?

a.	Medfinders reported a gross margin of 30.3% in 2009 and 28.8% in 2008.

7.	You had indicated that assuming the achievement of the synergies mentioned above and assuming that intangible amortization will track consistently with past experience, that the transaction would be accretive in 2011. If so, by how much?

a.	If we use our excess cash flow to reduce our outstanding indebtedness, and excluding costs of integration, we would expect to see accretion of approximately $0.08 in 2011.

b.	Without excluding any costs for integration, or essentially on a GAAP basis, we would expect to see accretion of $0.01 in 2011 assuming we pay down debt in the ordinary course.

8.	Who owns Medfinders today and are they staying on as shareholders?

a.	Medfinders is owned by a combination of groups and individuals, including some employees, with the largest four shareholders owning 90% of their outstanding stock.

b.	The largest shareholder of Medfinders is the Goldman Sachs Group through its wholly owned subsidiary GSUIG, L.L.C., with approximately 47% of the outstanding stock on an as-converted basis.

c.	The second largest shareholder of Medfinders is Haas Wheat & Partners through its fund HWP Capital Partners II, L.P., with approximately 22% of the outstanding stock on an as-converted basis.

d.	Goldman Sachs has indicated they intend to retain their investment in AMN Healthcare on a long-term basis. Under the shareholders agreement, the selling shareholders are not permitted to sell their stock for 6 months and, thereafter, shares may be sold subject to volume limitations. Both Goldman Sachs and Haas Wheat Partners will each have the ability to designate a board member subject to specific ownership requirements as specified in the stockholders agreement.

9.	Will your capital expenditures increase after you close on the transaction?

a.	We would expect that capital expenditures for AMN Healthcare without a transaction would have been approximately $3.5 to $4.0 million in 2010 and approximately $7.0 to $8.0 million in 2011.

b.	Medfinders is expecting capital expenditures of approximately $1.0 to $1.5 million in 2010 and approximately $1.5 to $2.0 million in 2011.

c.	We expect to invest between $3.0 and $5.0 million in 2011 to integrate the two companies.

d.	The capital investment made is primarily for enhancing and integrating information systems to support improved efficiencies and integration.

10.	How did you arrive at a value for Medfinders?

a.	We have been evaluating a number of different targets with a focus on opportunities that would bring a significant enhancement to our managed services offering or provide a level of diversification into adjacent services where we can leverage our core competencies. The ultimate purchase price and consideration for Medfinders was the result of extensive negotiation and reflected the view of the shareholders of Medfinders that their shares were undervalued and that they wanted to stay on as long-term participants with the combined company.

b.	We considered a range of valuations for the company using cash flow models, multiples of earnings, and competitive alternatives and weighed the use of debt, stock and available cash.

c.	In order to arrive at a determination of the purchase price for GAAP purposes, a valuation of the liquidation preference on the preferred securities must be arrived at and is currently underway. In the interim, one approach to understanding the acquisition value is to value the preferred securities issued as if shareholders approved their conversion feature and that the shareholders convert them as provided in the security agreement. Following this approach:

i.	Aggregate the 6.3 million common shares and the 5.7 million preferred shares as if converted. Using a share price of $7.00, the shares have a value of $84.0 million.

ii.	Medfinders is projected to have $132.0 million of funded indebtedness at close, and we expect to pay approximately $4.0 million in transaction related expenses in cash on behalf of Medfinders.

iii.	We will benefit by acquiring Medfinders’ tax net operating losses and other tax attributes with a present value of approximately $20.0 million of which we are projecting a cash tax benefit of between $7 and $9 million in each of 2011 and 2012.

iv.	Medfinders’ Adjusted EBITDA in 2010 is projected to be approximately $18.0 million on a stand-alone basis, and we expect to achieve over $10.0 million in synergies on a run-rate basis by the end of 2011.

v.	While we expect to achieve all of the synergies indicated above, which would result in an EBITDA multiple of approximately 7.1 times, if only half of the synergies are achieved, a similar calculation would result in a purchase price multiple of approximately 8.7 times EBITDA.

d.	Taking all of the above into account, we believe the purchase will deliver significant value to our shareholders on a long-term basis and will accelerate the nearer term revenue growth of AMN Healthcare above either company’s combined growth rates.

Special Note Regarding Forward-Looking Statements

These Frequently Asked Questions contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include our expectations regarding demand for workforce management solutions, diversification and growth potential, synergy projections, 2011 accretion, capital expenditure projections, determination of the purchase price for GAAP purposes, EBITDA multiples, revenue growth and shareholder value, and the terms and benefits of the acquisition transaction. Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. The Company based these forward-looking statements on management’s current expectations and projections about future events. All forward looking statements involve risks and uncertainties. Factors that could cause actual results to differ from those implied by the forward-looking statements found in these Frequently Asked Questions are set forth in our Annual Report on Form 10-K for the year ended December 31, 2009, our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K. These statements reflect our current beliefs based upon information now available to us. The Company assumes no obligation to update any forward-looking statement.

Important Information

AMN Healthcare intends to file a proxy statement and other relevant materials with the SEC to obtain shareholder approval of (i) the convertibility of the preferred stock to be issued to Medfinders’ shareholders in the acquisition into shares of AMN Healthcare common stock and (ii) the voting rights of such preferred stock (the “Stockholder Approval”). INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE STOCKHOLDER APPROVAL. The proxy statement, any amendments or supplements to the proxy statement and other relevant documents filed by AMN Healthcare with the SEC will be available free of charge through the web site maintained by the SEC at www.sec.gov or by calling the SEC at telephone number 1-800-SEC-0330. Free copies of these documents may also be obtained from AMN Healthcare’s website at www.amnhealthcare.com or by writing to: AMN Healthcare Services, Inc., 12400 High Bluff Drive, Suite 100, San Diego, California 92130, Attention: Investor Relations.

AMN Healthcare and its directors and executive officers are deemed to be participants in the solicitation of proxies from the stockholders of AMN Healthcare in connection with the Stockholder Approval. Information regarding AMN Healthcare’s directors and executive officers is included in AMN Healthcare’s definitive proxy statement for its 2010 annual meeting of stockholders held on April 14, 2010, which was filed with the SEC on March 12, 2010. Other information regarding the participants in such proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the proxy statement to be filed in connection with the Stockholder Approval.

Cautionary Statement

The issuance of the securities in the transactions described in these Frequently Asked Questions have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. These Frequently Asked Questions shall not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any jurisdiction or state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction or state.